EXHIBIT 99.1

MSC Industrial Direct Co., Inc. 75 Maxess Road Melville, New York 11747-3151 Tel. 800.645.7270 Fax. 800.255.5067 www.mscdirect.com news

Investor Contact:

John G. Chironna

VP Investor Relations & Treasurer

MSC Industrial Direct Co. Inc.

(516) 812-1216

Media Contact:

Rachel Rosenblatt

FTI Consulting – Strategic Communications

(212) 850-5600

FOR IMMEDIATE RELEASE

MSC INDUSTRIAL DIRECT CO., INC. REPORTS RESULTS

FOR ITS FISCAL 2012 FOURTH QUARTER AND FULL YEAR

- Net Sales of $635.3 Million in Fiscal 2012 Fourth Quarter -

- Adjusted Diluted Earnings per Share Increase 19.4% to $1.11, GAAP Diluted Earnings per Share Increase 17.2% to $1.09 in Fiscal 2012 Fourth Quarter -

Melville, NY, October 31, 2012 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC” or the “Company,” one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States, today reported financial results for its fiscal 2012 year and fourth quarter ended September 1, 2012. Both periods included an additional week of operational results as compared to the prior periods.

Net sales for the fourth quarter of fiscal 2012 were $635.3 million, an increase of 19.1% over net sales of $533.2 million in the fourth quarter of fiscal 2011. Average daily sales for the period grew 10.4%.

Excluding non-recurring costs of $1.2 million associated with the previously announced co-location of the Company’s headquarters in Davidson, North Carolina, adjusted operating income for the fiscal 2012 fourth quarter was $109.2 million, or 17.2% of net sales, compared to $93.9 million, or 17.6% of net sales in the same quarter a year ago. GAAP operating income for the fiscal 2012 fourth quarter was $108.0 million.

Excluding the after tax effects of these non-recurring costs, adjusted net income for the fourth quarter of fiscal 2012 rose 17.2% to $69.7 million, or $1.11 per diluted share (based on 62.5 million diluted shares outstanding), compared to $59.5 million, or $0.93 per diluted share, a year ago (based on 63.5 million diluted shares outstanding). GAAP net income for the fourth quarter of fiscal 2012 was $68.9 million, or $1.09 per diluted share.

For the 2012 fiscal year, net sales increased 16.5% to $2.36 billion from $2.02 billion in fiscal year 2011. Average daily sales for the year grew 14.3%.

Excluding the non-recurring costs, adjusted operating income for fiscal 2012 was $413.4 million, or 17.5% of net sales compared to $349.8 million, or 17.3% of net sales, in fiscal 2011. GAAP operating income for fiscal 2012 was $412.2 million. Excluding the after tax effects of the non-recurring costs, adjusted net income for the 2012 fiscal year rose 18.7% to $259.8 million, or $4.10 per diluted share (based on 62.8 million diluted shares outstanding), compared to $218.8 million, or $3.43, a year ago (based on 63.3 million diluted shares outstanding). GAAP net income for fiscal 2012 was $259.0 million, or $4.09 per diluted share.

An explanation and reconciliation of the non-GAAP financial measures contained in this press release to the most directly comparable GAAP financial measures are included in the attached tables.

Erik Gershwind, President and Chief Operating Officer, stated, “Despite an increasingly difficult demand environment, we delivered solid results in the fourth quarter and for the year. I was encouraged by our gross margin performance, cost containment focus and our team’s strong execution of the growth initiatives that will position us for the future.”

David Sandler, Chief Executive Officer added, “In assuming my new role as Executive Vice Chairman, I have never been more excited about the future of our company. I have absolute confidence that Erik and his team will take MSC to new heights of success and levels never before seen in our history.”

Mr. Gershwind concluded, “While visibility remains limited in an uncertain near-term environment, we are cautiously optimistic about an improved environment in 2013, as clarity replaces uncertainty. We remain confident in our march towards the revenue goal of $4 billion by 2016 and in our ability to take disproportionate market share in any economic environment.”

Outlook

Based on current market conditions and taking into account the impact from the recent hurricane, for the fiscal 2013 first quarter the Company expects net sales to be between $576 million and $588 million. Excluding non-recurring costs related to the co-location of the Company’s headquarters in Davidson, North Carolina, the Company expects adjusted diluted earnings per share for the first quarter of fiscal 2013 to be between $0.98 and $1.02. GAAP diluted earnings per share are expected to be lower than the guidance by approximately $0.02 per diluted share for the first quarter of fiscal 2013 resulting from these non-recurring costs. The Company continues to expect approximately $7-10 million in non-recurring relocation costs, depending upon the number of associates who choose to relocate, to be incurred primarily in fiscal years 2013 and 2014. The midpoint of this guidance also reflects projected average daily sales growth of 6.7%, typical seasonal patterns in sales and margins and investment programs.

The management of MSC will host a conference call today, at 11:00 a.m. Eastern Time, to review the Company’s results for the fiscal 2012 year and fourth quarter, and to comment on current operations. The call may be accessed via the Internet on the home page of MSC’s website located at: www.mscdirect.com. A replay of the conference call will be available on the Company’s website until Friday, November 30, 2012.

Alternatively, the conference call can be accessed by dialing 1-800-860-2442 (U.S.) or 1-412-858-4600 (international). A replay will be available within one hour of the conclusion of the call and will remain available until Friday, November 30, 2012. The replay is accessible by dialing 1-877-344-7529 (U.S.) or 1-412-317-0088 (international) and entering passcode 10019359.

About MSC Industrial Direct Co., Inc.

MSC Industrial Direct Co., Inc. is one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States. MSC employs one of the industry’s largest sales forces and distributes approximately 600,000 industrial products from approximately 3,000 suppliers to approximately 325,000 customers. In-stock availability is approximately 99%, with next day standard delivery to the contiguous United States on qualifying orders up until 8:00 p.m. Eastern Time. MSC reaches its customers through a combination of approximately 18 million direct-mail catalogs, 106 branch sales offices, 1,095 sales people, the Internet and associations with some of the world's most prominent B2B eCommerce portals. For more information, visit the Company's website at http://www.mscdirect.com.

Note Regarding Forward-Looking Statements: Statements in this Press Release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including statements about expected future results are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include: problems with successfully integrating acquired operations, unanticipated delays or costs associated with opening or expanding our customer fulfillment centers or customer service centers, current economic, political and social conditions, changing customer and product mixes, financial restrictions on outstanding borrowings, industry consolidation, the loss of key suppliers or supply chain disruptions, competition, general economic conditions in the markets in which we operate, volatility in commodity and energy prices, credit risk of our customers, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on our information systems and on key personnel, and the outcome of potential government or regulatory proceedings or future litigation relating to pending or future claims, inquiries or audits. Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the reports on Forms 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission. We assume no obligation to update any of these forward-looking statements.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	September 1, 2012	August 27, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$168,453	$95,959
Accounts receivable, net of allowance for doubtful accounts	297,215	266,545
Inventories	393,412	344,854
Prepaid expenses and other current assets	29,313	22,545
Deferred income taxes	31,718	28,531
Total current assets	920,111	758,434

Property, plant and equipment, net	174,597	148,813
Goodwill	289,124	277,431
Identifiable intangibles, net	51,212	48,308
Other assets	9,832	11,437
Total assets	$1,444,876	$1,244,423

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of capital lease and financing obligations	$1,007	$—
Accounts payable	96,640	95,538
Accrued liabilities	72,868	76,664
Total current liabilities	170,515	172,202
Capital lease obligations, net of current maturities	2,189
Deferred income taxes and tax uncertainties	85,061	79,109
Total liabilities	257,765	251,311
Commitments and Contingencies
Shareholders’ Equity:
Preferred Stock	—	—
Class A common stock	53	51
Class B common stock	16	16
Additional paid-in capital	483,682	439,035
Retained earnings	970,965	775,149
Accumulated other comprehensive loss	(2,443)	(2,085)
Class A treasury stock, at cost	(265,162)	(219,054)
Total shareholders’ equity	1,187,111	993,112
Total liabilities and shareholders’ equity	$1,444,876	$1,244,423

MSC INDUSTRIAL DIRECT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(In thousands, except net income per share data)

	(Unaudited)
	Quarters Ended		Fiscal Years Ended
	September 1, 2012	August 27, 2011	September 1, 2012	August 27, 2011
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)

Net sales	$635,271	$533,237	$2,355,918	$2,021,792

Cost of goods sold	348,244	287,866	1,277,715	1,080,867
Gross profit	287,027	245,371	1,078,203	940,925
Operating expenses	179,021	151,488	665,987	591,160
Income from operations	108,006	93,883	412,216	349,765
Other (Expense) Income:
Interest expense	(62)	(47)	(241)	(258)
Interest income	36	16	196	58
Other expense	(24)	(112)	(29)	(235)
Total other expense	(50)	(143)	(74)	(435)
Income before provision for income taxes	107,956	93,740	412,142	349,330
Provision for income taxes	39,041	34,289	153,111	130,544
Net income	$68,915	$59,451	$259,031	$218,786
Per Share Information:
Net income per common share:
Basic	$1.10	$0.93	$4.12	$3.45
Diluted	$1.09	$0.93	$4.09	$3.43
Weighted average shares used in computing net income per common share:
Basic	62,203	63,181	62,434	62,902
Diluted	62,539	63,546	62,803	63,324
Cash dividend declared per common share	$0.25	$0.22	$1.00	$1.88

MSC INDUSTRIAL DIRECT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income

(In thousands)

	For The Fiscal Years Ended
	September 1, 2012 (53 weeks)	August 27, 2011 (52 weeks)	August 28, 2010 (52 weeks)
Net income, as reported	$259,031	$218,786	$150,373
Cumulative foreign currency translation adjustment	(358)	575	(592)
Comprehensive income	$258,673	$219,361	$149,781

MSC INDUSTRIAL DIRECT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

	For the Fiscal Years Ended
	September 1, 2012 (53 weeks)	August 27, 2011 (52 weeks)
Cash Flows from Operating Activities:
Net income	$259,031	$218,786
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,723	29,159
Stock-based compensation	15,262	14,768
Loss on disposal of property, plant, and equipment	1,129	116
Provision for doubtful accounts	3,560	2,733
Deferred income taxes and tax uncertainties	2,765	15,270
Excess tax benefits from stock-based compensation	(4,888)	(7,356)
Changes in operating assets and liabilities, net of amounts associated with business acquired:
Accounts receivable	(30,213)	(38,304)
Inventories	(45,306)	(46,895)
Prepaid expenses and other current assets	(6,598)	(1,782)
Other assets	1,268	2,019
Accounts payable and accrued liabilities	3,551	21,448

Total adjustments	(24,747)	(8,824)

Net cash provided by operating activities	234,284	209,962

Cash Flows from Investing Activities:
Expenditures for property, plant and equipment	(47,691)	(25,479)
Cash used in business acquisition, net of cash received	(33,451)	(28,948)

Net cash used in investing activities	(81,142)	(54,427)

Cash Flows from Financing Activities:
Purchases of treasury stock	(48,098)	(69,279)
Payment of cash dividends	(63,024)	(119,257)
Payments on capital lease and financing obligations	(1,385)	—
Excess tax benefits from stock-based compensation	4,888	7,356
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	3,387	2,983
Proceeds from exercise of Class A common stock options	22,422	37,683
Borrowing under the financing obligation	1,192	—
Credit facility financing costs	—	(938)
Repayments of notes payable under the credit facility and other notes	—	(39,361)
Net cash used in financing activities	(80,618)	(180,813)

Effect of foreign exchange rate changes on cash and cash equivalents	(30)	46
Net increase (decrease) in cash and cash equivalents	72,494	(25,232)
Cash and cash equivalents – beginning of period	95,959	121,191
Cash and cash equivalents – end of period	$168,453	$95,959
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$145,651	$109,001
Cash paid for interest	$55	$93

Non-GAAP Financial Measures

To supplement MSC’s unaudited selected financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures, including adjusted operating income, adjusted net income and adjusted net income per diluted share. These supplemental measures exclude non-recurring costs associated with the co-location of our corporate headquarters in Davidson, North Carolina and the related tax effects. These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with MSC's results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate MSC’s results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of Company performance.

In calculating non-GAAP financial measures, we exclude these non-recurring costs to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such costs are not, in our view, related to the Company’s ongoing operational performance. We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. In addition, we use non-GAAP financial measures as performance metrics for management incentive programs. Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analyses; and

•	a better understanding of how management plans and measures the Company’s underlying business.

The following tables reconciles GAAP operating income, GAAP net income and GAAP net income per diluted share (“EPS”) to non-GAAP, adjusted operating income, adjusted net income, and adjusted net income per diluted share:

:

	Three Months Ended September 1, 2012
(in thousands)	$	Margin
GAAP Operating income	$108,006	17.0%
Headquarters co-location costs	1,232
Adjusted Operating income	$109,238	17.2%

	Three Months Ended September 1, 2012
(in thousands, except per share amounts)	$(after tax)	Diluted EPS**
GAAP net income	$68,915	$1.09
Headquarters co-location costs*	774	0.01
Adjusted net income	$69,689	$1.11

*	On a pre-tax basis includes charges of $1,232,000 reported within Operating Expenses for the three months ended September 1, 2012 associated with the Co-Location of the Company’s headquarters in Davidson, North Carolina.

**	Individual amounts of earnings per share may not agree to the total due to rounding

	Fiscal Year Ended September 1, 2012
(in thousands)	$	Margin
GAAP operating income	$412,216	17.5%
Headquarters co-location costs	1,232
Adjusted operating income	$413,448	17.5%

	Fiscal Year Ended September 1, 2012
(in thousands, except per share amounts)	$ (after tax)	Diluted EPS
GAAP net income	$259,031	$4.09
Headquarters co-location costs*	774	0.01
Adjusted net income	$259,805	$4.10

*	On a pre-tax basis includes charges of $1,232,000 reported within Operating Expenses for the fiscal year ended September 1, 2012 associated with the Co-Location of the Company’s headquarters in Davidson, North Carolina.